UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 22, 2022

SOUTHERN MISSOURI BANCORP, INC.

(Exact name of registrant as specified in its charter)

Missouri	000-23406	43-1665523
(State or other	(Commission File No.)	(IRS Employer
jurisdiction of incorporation)		Identification Number)

2991 Oak Grove Road, Poplar Bluff, Missouri	63901
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    (573) 778-1800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SMBC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)Compensatory Arrangements of Certain Officers

On March 22, 2022, Southern Bank (the “Bank”), the wholly owned banking subsidiary of Southern Missouri Bancorp, Inc. (the “Company”) entered into an amended and restated severance agreement (the “Severance Agreement”) with its Chief Lending Officer, Rick Windes, a named executive officer of the Company. The Severance Agreement supersedes and replaces Mr. Windes previous severance agreement with the Bank, dated November 7, 2019.

The amendments, among other changes described below, revise the severance payout formula by eliminating the use of “base amount” of compensation, as defined under Section 280G of the Internal Revenue Code (“Section 280G), and substituting “Cash Compensation, “which is defined at Section 1.(a) of the Severance Agreement to include base salary and cash bonus. A summary of the entire Severance Agreement follows.

The Severance Agreement has a term that initially expires on December 31, 2022. On each December 31st thereafter, the term of the Severance Agreement is extended for a period of one additional year unless either the Bank or Mr. Windes has given notice to the other party in writing at least 60 days prior to such annual renewal date that the term of the Severance Agreement will not be extended. If a change in control occurs during the term of the Severance Agreement, however, the remaining term of the agreement shall be automatically extended until the one-year anniversary of the completion of the change in control.

Under the Severance Agreement, if Mr. Windes’s employment is terminated in connection with or within one year following a change in control (1) by the Bank other than for cause, disability, retirement or as a result of Mr. Windes’s death or (2) by Mr. Windes for Good Reason as defined in the Severance Agreement, Mr. Windes will be entitled to receive in a lump sum within five business days following the date of termination, a cash severance amount equal to one and one half times (formerly one times) his cash compensation. In addition, Mr.Windes will be entitled for the earlier of an eighteen month period (formerly 12 month period), or until the date of Mr. Windes’s full time employment with another employer, at no cost to Mr. Windes, the continued participation by him (including his dependents who are covered by the Bank at the time of his termination) in all group insurance, life insurance, health, dental, vision and accident insurance and disability insurance plans offered by the Bank in which Mr. Windes and his covered dependents were participating immediately prior to the date of termination of employment.

In the event that the continued participation of Mr. Windes and his covered dependents in any group insurance plan is barred or would trigger the payment of an excise tax under Section 4980D of the Internal Revenue Code then the Bank will either (1) arrange to provide Mr. Windes and his or her covered dependents with alternative benefits substantially similar to those which he currently receives provided the alternative benefits do not trigger the payment of an excise tax or (2) pay to Mr. Windes within 10 business days following the termination, a lump sum cash amount equal to the projected cost of the benefits to the Bank until the eighteen month anniversary date of the date of termination of employment.

If the payment and benefits Mr. Windes has the right to receive from the Bank would constitute a “parachute payment” under Section 280G, then the payment and benefits will be reduced by the minimum amount necessary to result in no portion of the payment and benefits payable by the Bank under the Severance Agreement being non-deductible to the Bank pursuant to Section 280G.

The Severance Agreement also provides that during the term of the agreement and for a period of eighteen months following termination, Mr. Windes will not (1) solicit or induce or cause others to solicit or induce, any employee of the Bank or any of its affiliates or subsidiaries to leave the employment of the Bank or (2) solicit any customer of the Bank to transact business with any competitor of the Bank.

The foregoing description of the Severance Agreement is qualified in its entirety by reference to the full text of the Severance Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 8.01. Other Events

On March 22, 2022, the Bank entered into an amended and restated severance agreement with Brett Dorton, its Chief Strategies Officer. The severance agreement supersedes and replaces Mr. Dorton’s previous severance agreement with the Bank, dated April 20, 2021. A copy of Mr. Dorton’s Severance Agreement is provided as Exhibit 10.2.

Item 9.01. Financial Statements and Exhibits

(d)Exhibits

10.1Severance Agreement, dated March 22, 2022 by and between Southern Bank and Rick Windes.

10.2Severance Agreement, dated March 22, 2022 by and between Southern Bank and Brett Dorton.

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN MISSOURI BANCORP, INC.

Date: March 25, 2022	By:	/s/ Greg Steffens
Greg Steffens
President and Chief Executive Officer